EXHIBIT 99

The Cereghino Group
Contacts:	Lars Johnson	Corporate Investor Relations
	Chief Financial Officer	Becky Pendleton Reid
	425.339.5500	206.762.0993
	www.cascadebank.com	www.stockvalues.com

CASCADE FINANCIAL ANNOUNCES STOCK REPURCHASE PROGRAM

Everett, WA – May 29, 2003 – Cascade Financial Corporation (Nasdaq: CASB), parent company of Cascade Bank, today announced that its Board of Directors authorized the purchase of up to 330,000 shares of its common stock, which represents approximately 5% of its outstanding shares, over a 12 month period commencing June 1, 2003. The company intends to finance the purchases using its available cash. Shares may be repurchased by the company in open market purchases or in privately negotiated transactions as permitted under applicable rules and regulations. The repurchase program may be modified, suspended or terminated by the Board of Directors at any time without notice. The extent to which the company repurchases its shares and the timing of such repurchases will depend upon market conditions and other corporate considerations. The company currently has 6.5 million shares of common stock outstanding and its stock closed at $14.10 per share on May 28, 2003.

“We believe repurchasing our stock affirms our optimism for the future and offers an excellent means to build long-term value for our shareholders,” said Carol K. Nelson, President and CEO. On April 22, 2003, Cascade Financial reported record profits for the first quarter of 2003, with business lending expanding 22% and revenues increasing 12%. First quarter net income rose 25% to $2.3 million, or $0.34 per diluted share, compared to $1.8 million, or $0.28 per diluted share for the same quarter last year.

About Cascade Financial

Established in 1916, Cascade Bank, is the only operating subsidiary of Cascade Financial Corporation, and is a state chartered commercial bank headquartered in Snohomish County, Washington. Cascade’s vision is to be the preferred community bank whose employees build relationships to deliver financial solutions with exceptional service. The bank has been locally managed for more than 87 years and has an “Outstanding” Community Reinvestment Act rating for serving the credit needs of the local community. Cascade Bank operates 15 full service offices located in Everett, Lynnwood, Marysville, Mukilteo, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, and Bellevue.

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Those factors include, but are not limited to, impact of the national and regional economy on small business loan demand in the Puget Sound area, loan delinquency rates, funding sources for the share repurchase program, the Bank’s ability to continue to attract quality commercial business, interest rate movements, the Company’s ability to attract and retain qualified people, and other factors. For a discussion of factors that could cause actual results to differ, please see the Company’s publicly available Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

-0-

Note: Transmitted on Business Wire on May 29, 2003 at 8:00 a.m. PDT.